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                                                                     EXHIBIT 2.2




                        AGREEMENT FOR PURCHASE AND SALE
                                   OF ASSETS

         This Agreement for Purchase and Sale of Assets (this "Agreement") is made and entered into as of February __, 1998 (the "Effective Date"), by and among EATERIES, INC., an Oklahoma corporation ("Seller"), and CHEVYS, INC., a California corporation ("Purchaser").

                                R E C I T A L S

         A. Seller is the owner and operator of a certain CASA LUPITA restaurant, #708, the location of which is set forth in EXHIBIT "A" hereto (the "Restaurant");

         B. Seller leases the premises and improvements on which the Restaurant is located, pursuant to a lease more particularly described in
Schedule 1 (the ownership interest of Seller in the Restaurant is sometimes hereinafter referred to as the "Leasehold," and the lease evidencing the Leasehold is hereinafter referred to as the "Lease."

         C. Seller sells liquor at the Restaurant for on-premises consumption, and on or before the Closing (as that term is defined in this Agreement) will use its best efforts to have issued to it a license for such sales by the appropriate governmental agency with jurisdiction over the on-site sale and consumption of alcoholic beverages (the "Liquor License").

         D. Except as set forth on Schedule 2 hereto, Seller owns all of the items of personal property which are used in the operation of the Restaurant, comprised of the following:




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                 i)       inventory of food and paper products ("Inventory");

                 ii)      uniforms and supplies ("Supplies");

                 iii) furniture, fixtures (including, subject to the reversionary interest of the landlord under the Lease, leasehold improvements), equipment and all other tangible personal property items used to operate the Restaurant ("Equipment"); and

                 iv) operating cash in the cash registers at the Restaurant at any given time ("Operating Cash"). The items identified in (i),
(ii), (iii) and (iv) are hereafter referred to as the "Operations Assets," which term does not include the Excluded Assets set forth on Schedule 2.

         E. Set forth on Schedule 4 attached hereto are each of the equipment leases, and service or vendor contracts relating to the operation of the Restaurant that Purchaser is assuming pursuant to this Agreement (the "Material Contracts"); other than as set forth on Schedule 4 hereto and other than the Lease, Purchaser shall not be obligated to assume any service or vendor agreements or contracts to which Seller is a party relating to the operation of the Restaurant, including, without limitation, maintenance contracts, management contracts, equipment contracts or service contracts (collectively "Excluded Agreements).

         F. The Operations Assets, the Leasehold, the Material Contracts and the Intellectual Property (as hereinafter defined), and any and all guarantees, licenses, governmental permits and approvals and warranties, which are by their terms transferable, issued to or owned by Seller, with respect to the Restaurant or the business conducted, or any Equipment located, therein, any goodwill of the business (not including





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any goodwill in any trade name, trademark, or service mark of Seller or any of its affiliates) at the Restaurant, and any and all records and reports relating to the Restaurant, including but not limited to, plans, specifications, environmental and soils reports, maintenance and repair records, surveys and operating records (collectively, the "Intangible Property"), are hereinafter referred to as the "Assets."

         G. Seller is the licensee of Purchaser for the use of certain trade dress, trademarks and service marks (collectively "Trademarks''), together with certain trade secrets, know-how, distinctive designs and advertising, specially designed equipment, systems and procedures, and other proprietary documentation and information in connection with the operation of the Restaurant (the "System") (the Trademarks and the System are herein referred to as the "Intellectual Property").

         H. Seller desires to sell and transfer to Purchaser all of the Assets, and Purchaser desires to purchase and accept the transfer of same, all in accordance with the terms and conditions hereinafter set forth, and Seller, upon the request of Purchaser, is prepared to permanently close the Restaurant as of the Closing, and to terminate its use of the Intellectual Property in connection with the Restaurant, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises herein of the parties hereto, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties hereby agree as follows:





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         1.      SALE AND PURCHASE.  Subject to the terms and conditions
hereof, Seller shall sell, assign and transfer the Assets to Purchaser and Purchaser shall purchase and acquire the Assets from Seller:

         2. PURCHASE PRICE. The purchase price ("Purchase Price") for the Assets (other than the Inventory, Supplies and Operating Cash) shall be ONE MILLION DOLLARS ($1,000,000), allocated in accordance with Schedule 5 attached hereto, plus the ISC Estimate (as that term is hereinafter defined).

         3. VALUE OF INVENTORY, SUPPLIES AND OPERATING CASH. The value of the Inventory, Supplies and Operating Cash is hereby estimated by the parties to be Fifteen Thousand Dollars ($15,000) (the "ISC Estimate"), comprised of $10,000 for Inventory, $2,000 for Supplies and $3,000 for Operating Cash. Purchaser shall pay the ISC Estimate in immediately payable funds at Closing. The actual value of the Inventory, Supplies and Operating Cash shall be determined as of the close of business on the Closing Date, as defined below, by a physical count of all Inventory, Supplies and Operating Cash to be made jointly by Purchaser and Seller at that time. The usable Inventory and Supplies shall be valued at its invoiced price to Seller. Purchaser shall have the right to reject, within reason, any excess or outdated Inventory or Supplies. Operating Cash transferred to Purchaser shall be reimbursed to Seller dollar for dollar. Seller shall maintain at the Restaurant on the day of the Closing cash on hand of approximately $3,000 so that Purchaser shall have such cash available for the first day of Purchaser's operating of the Restaurant. Within ten (10) business days after the Closing Date, Purchaser or Seller, as





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appropriate, shall pay the other party the positive difference between the value of the Inventory, Supplies and Operating Cash and the ISC Estimate paid at Closing.

         4.      DEPOSIT AND PAYMENT OF PURCHASE PRICE.

                 4.1. The Purchase Price, plus the ISC Estimate, plus or minus adjustments as hereinafter provided, shall be paid in full in immediately available funds at Closing to an account designated in writing by Seller.

                 4.2. Concurrently with the execution of this Agreement, Purchaser is depositing with Escrow Agent, as an earnest money deposit, immediately available funds in the amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) (the "Earnest Money Deposit"). The Earnest Money Deposit shall be invested in such governmentally secured short term investments as may be designated by Purchaser and Seller. All interest accruing on the Earnest Money Deposit shall be payable to, and shall be earned for the account of, Purchaser or Seller, depending upon which party is ultimately entitled to the Earnest Money Deposit. The Earnest Money Deposit shall be fully refundable to Purchaser on its sole instructions if Purchaser terminates this Agreement as a result of a failure of the Liquor License Contingency (as that term is hereinafter defined); provided Purchaser shall have given Seller five (5) days' prior written notice of Purchaser's election to terminate this Agreement as a result of the failure to satisfy the Liquor License Contingency. The Earnest Money Deposit shall be fully refundable to Purchaser on the joint written instructions of Purchaser and Seller if Purchaser terminates this Agreement as a result of a failure of any other condition precedent of Purchaser contained in Section 8.2 hereof. In all





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other cases, the Earnest Money Deposit shall be payable to Seller in accordance with Section 4.3 hereof.

                 4.3. IN EVENT THE SALE OF THE ASSETS AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED OTHER THAN DUE TO A FAILURE OF A CONDITION PRECEDENT TO CLOSING AS PROVIDED IN SECTION 4.2 HEREOF, OR DUE TO A CASUALTY UNDER SECTION 15 HEREOF, THE EARNEST MONEY DEPOSIT (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN EVENT OF A DEFAULT BY PURCHASER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY INITIALING BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY DEPOSIT, PLUS INTEREST, HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AS SELLER'S EXCLUSIVE REMEDY AGAINST BUYER IN THE EVENT OF A DEFAULT ON THE PART OF BUYER. THE PAYMENT OF THE EARNEST MONEY DEPOSIT TO SELLER AS LIQUIDATED DAMAGES UNDER THE CIRCUMSTANCES PROVIDED FOR HEREIN IS NOT INTENDED AS A FORFEITURE OR PENALTY.

        BUYER:                                    SELLER:
                 ------------                               ------------






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         5.      CLOSING.

                 5.1. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stewart Title Guaranty Company (the "Escrow Agent") located at 650 California Street, San Francisco, California, at 10:00 a.m. on the earlier to occur of five (5) business days after the issuance to (and in the name of) Purchaser of a valid "full service" Liquor License (and containing no conditions not otherwise effective at the Restaurant as of the Effective Date), with notice of such issuance being given to Seller by Purchaser (the "Liquor License Contingency); provided, however, if the Liquor License Contingency is not satisfied on or before May 22, 1998 (the "Outside Closing Date"), Purchaser may either (i) elect to waive the Liquor License Contingency and close the transaction contemplated by this Agreement as otherwise provided for herein, or (ii) Purchaser may terminate this Agreement by written notice to Seller whereupon, provided Purchaser is not otherwise in material default under this Agreement, the Earnest Money Deposit (together with all interest accruing thereon) shall be immediately paid by Escrow Agent to Purchaser in accordance with Section 4.2 hereof. If Purchaser fails to elect either of the alternatives provided in clauses (i) or (ii) above, Purchaser shall be deemed to have elected to terminate this Agreement pursuant to clause (ii) above. The actual date of Closing is herein referred to as the "Closing Date."

                 5.2. Any and all real property transfer taxes, recording charges and all other closing costs relating to the transfer of the Leasehold (and not otherwise expressly provided for in this Agreement) shall be paid by Seller. Purchaser shall pay all title insurance premiums relating to any title insurance policy issued with respect to the





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Leasehold to be transferred to Purchaser hereunder.  Purchaser and Seller shall share equally the charges of the Escrow Agent. Seller will pay any recording and other charges associated with the release of any liens encumbering the Leasehold or to clear the status of title to enable Seller to convey the Leasehold subject to the Permitted Exceptions. Seller will pay any and all sales and excise taxes, if any, incurred in connection with the transaction contemplated by this Agreement, subject to the receipt from Purchaser of sales tax exemption certificate numbers for Purchaser, or other evidence reasonably satisfactory to Seller, confirming the exemption of Purchaser from sales tax for items being transferred under this Agreement that constitute inventory.

                 5.3. Possession of the Assets, and control of the operations of the Restaurant, will be delivered by Seller to Purchaser at the close of business on the Closing Date.

                 5.4.     The obligations of Seller and Purchaser under this
Section 5 shall survive the Closing.

         6.      [Intentionally Omitted].

         7.      TITLE TO ASSETS; CONDITION OF ASSETS; ASSUMPTION OF
LIABILITIES

                 7.1.     [Intentionally omitted.]

                 7.2.     (a)     At Closing, Seller will transfer and convey
to Purchaser good and marketable title to the Assets (other than the Leasehold) free and clear of any and all mortgages, liens, claims, security interests and encumbrances, other than the lien for current personal property taxes, if any (and not included in real property taxes), not yet delinquent, and to the extent provided in Schedule 2, subject to the terms of the





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equipment leases noted in Schedule 2 (the "Equipment Leases") (without limiting the generality of the defined term "Material Contracts," the Equipment Leases are deemed Material Contracts for purposes of this Agreement). Purchaser shall assume the following liabilities of Seller with respect to the Assets (other than the Leasehold):

                          (i)     all trade accounts payable of the Restaurant
as of the Closing Date, and for any goods ordered (but not yet received) by Seller in the ordinary course of business prior to the Closing; and

                          (ii)    under the Material Contracts, accruing from
and after the Closing.

                 (b) Except as expressly provided in this Agreement, Purchaser does not assume and shall not be obligated to pay or satisfy any obligation, debt or liability, contingent or otherwise of Seller with respect to the Assets.

                 (c) Purchaser acknowledges that one of the Material Contracts is an agreement with Pepsi Cola National Accounts (the "Pepsi Contract"). Purchaser agrees to continue to purchase Pepsi Cola products under the terms of the Pepsi Contract for the term thereof.

                 7.3.     (a)     At Closing, Seller shall assign its interest
in the Lease to Purchaser, and Purchaser shall accept such assignment, and assume and be responsible for all obligations of Seller pursuant to the Lease arising on and after the Closing, all in accordance with the terms of an Assignment and Assumption of Lease in the form of EXHIBIT "D," or in such other form as may be mutually agreed upon by Seller, Purchaser and the applicable landlord under the Leasehold. Purchaser acknowledges that Seller's





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obligation to assign its interest in the Lease is contingent upon obtaining the consent of each of the landlord under the Lease, in form and substances reasonably acceptable to Seller. Seller will use commercially reasonable efforts to obtain all such consent, and Purchaser will cooperate with Seller in obtaining such consent.

                          (b)     At Closing, Seller shall enter into a
termination agreement as to the license granted it from Purchaser to use the Intellectual Property at the Restaurant in form and substance reasonably acceptable to Purchaser (the "IP Termination Agreement").

                 7.4. Seller has previously received from Purchaser a form of estoppel certificate (the "Landlord Estoppel") with respect to the Lease.. In the event Seller fails to obtain from the landlord under the Lease a signed Landlord Estoppel in a form satisfactory to Purchaser, Purchaser shall have the right to terminate this Agreement or to require Seller to execute a seller indemnity with respect to the matters contained in the Landlord Estoppel.

                 7.5.     [Intentionally Omitted.]

                 7.6. (a) Purchaser has obtained a commitment for title insurance (the "Commitment") issued by Stewart Title Guaranty Company ("Title Company") evidencing the commitment of Title Company, subject to the conditions and on the other terms of the Commitment, to issue to Purchaser an ALTA leasehold policy of title insurance (10-17-92) insuring Purchaser's title to the Leasehold (the "Title Policies") subject to the exceptions as are noted therein (the "Permitted Exceptions").

                          (b)  Notwithstanding anything to the contrary in the
foregoing, Seller shall be obligated to cause to be released or reconveyed from the Leasehold at





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Closing all liens and encumbrances (i) securing any voluntary indebtedness or loans advanced to or for the benefit of Seller, or as to which Seller acquired the Real Properties on a "subject to" basis, which Seller shall be obliged to pay-off or cause to be satisfied at or prior to the Closing, and (ii) evidencing any other monetary obligation (other than taxes and assessments) that can be removed by the payment to the lienor of a liquidated sum of money, not to exceed $100,000.

         8.      CONDITIONS PRECEDENT TO CLOSING.

                 8.1. Each of Seller and Purchaser shall use commercially reasonable efforts to timely fulfill those of the following conditions as are its obligation hereunder.

                 8.2. The obligations of Purchaser to close on the purchase and sale of the Assets are subject to the satisfaction of the following conditions:

                          (i)     Tender of the documents to be executed by
Seller as of the Closing, as provided in Section 9.1 hereof.

                          (ii)    The consent provided in Section 7.3(a), and
the Landlord Estoppel provided in Section 7.4, shall have been obtained.

                          (iii)   On the Closing Date, all representations and
warranties made by Seller in this Agreement shall be true and correct in all material respects as if made on and as of the Closing Date.

                          (iv)    The Liquor License Contingency shall have
been satisfied.

                          (v)     The Title Company shall be prepared to issue
the Title Policies showing Purchaser as vested in a leasehold interest as to the Leasehold, subject only to the Permitted Exceptions.





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                          (vi)    On the Closing Date, Seller shall not be in
material default in the performance of any covenant or agreement to be performed by Seller under this Agreement.

                          (vii)   The execution and delivery of this Agreement
by Seller, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporation action, and Purchaser shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of Seller.

                 8.3. The obligations of Seller to close the purchase and sale of the Assets are subject to the satisfaction of the following conditions:

                          (i)     Tender of the Purchase Price, reduced or
increased by any credits and adjustments, and tender of the documents to be executed by Purchaser as of the Closing, as provided in Section 9.1 hereof.

                          (ii)    The consent provided in Section 7.3(a) shall
have been obtained.

                          (iii)   On the Closing Date, all representations and
warranties made by Purchaser in this Agreement shall be true and correct in all material respects as if made on and as of the Closing Date.

                          (iv)    On the Closing Date, Purchaser shall not be
in material default in the performance of any covenant or agreement to be performed by Purchaser under this Agreement.





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         9.      CLOSING.

                 9.1. The Closing shall take place on the Closing Date at the time and place provided in Section 5.1. At the Closing, Seller and Purchaser, as appropriate, shall execute and deliver the following documents:

                          (i)     An Assignment and Assumption of Lease, in the
form of EXHIBIT "D" hereto, with respect to the Leasehold.

                          (ii)    A Bill of Sale and Assignment and Assumption
Agreement, in the form of EXHIBIT "H" hereto, with respect to the Assets (other than the Leasehold).

                          (iii)   The IP Termination Agreement.

         10.     PRORATIONS/CHANGE OF OWNERSHIP TRANSITION.

                 10.1. The following shall be prorated as of 12:01 a.m. on the day immediately following the Closing Date, with Seller being entitled to all income (whether on a cash basis or on credit) and responsible for all liabilities and charges, in each case relating to the possession and operation of the Restaurant on or prior to the Closing Date and Purchaser being entitled to all income (whether on a cash basis or on credit) and responsible for paying any and all such liabilities and any and all charges after the Closing Date:

                          (i)     Personal property taxes accruing for the year
in which the Closing occurs;

                          (ii)    Real property taxes accruing during the year
in which the Closing occurs pertaining to the Leasehold that are the lessee's obligation under the Lease shall be prorated between the parties as of the Closing Date on the basis of the





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number of days within such tax period as compared to the number of days within such tax period occurring prior to and including the Closing Date. In the event it is necessary to estimate the prorations, final adjustments shall be made promptly upon receipt of final tax bills;

                          (iii)   Rent (including but not limited to percentage
rent), maintenance, insurance and other charges under the Lease;

                          (iv)    All amounts paid or payable under the
Material Contracts, including prepayments;

                          (v)     All telephone and utility charges, and other
obligations relating to the operation of the Restaurant; to the extent such amounts may be based on an estimate rather than actual statements or invoices and later proved to be inaccurate, payment shall be made after the statement or invoices that have been received as may be necessary to allocate all such obligations in accordance herewith;

                          (vi)    Any and all Accrued Employee Bonuses (as that
term is hereinafter defined) for Continuing Employees (as that term is hereinafter defined); and

                          (vii)   Seller shall receive a credit in the amount
of all deposits, if any, held by the landlord under the Lease.

Any and all rent payable under the Lease (including percentage rent charges, common area maintenance and operating expense pass-throughs, taxes, insurance and utilities) shall be prorated as of the Closing Date based on the latest figures available from the landlords under the Leases; provided, however, a final adjustment between the parties with respect to such charges shall be made promptly following receipt by Purchaser of





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final year-end statements for such charges for the applicable lease or calendar year in which the Closing Date occurs. The terms of this paragraph shall survive the Closing.

                 10.2. Seller has posted security and other deposits of various kinds with utilities and landlords related to the Restaurant. Purchaser shall pay to Seller at Closing the amount of any such deposits for which Purchaser shall receive the benefit after Closing. Purchaser shall not pay Seller at Closing for any deposits for which Seller is entitled to make application for a separate refund.

         11.     REPRESENTATIONS AND WARRANTIES OF SELLER.

                 11.1. To induce Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date:

                          (i)     Seller is a duly formed and validly existing
corporation incorporated in the State of Oklahoma, is in good standing and qualified to do business in the State where the Restaurant is located, and has full power and authority to execute, deliver and perform this Agreement. This Agreement and all other documents and instruments executed and delivered by Seller pursuant to this Agreement is the legal and binding obligation of Seller and is enforceable against Seller in accordance with their terms.

                          (ii)    Seller is not a party to any contract,
commitment or agreement, nor is either party, any of its properties, or the Assets subject to, bound by, or affected by any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would (a) prevent Seller from entering into this Agreement or from consummating the transactions contemplated hereby (other than





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satisfying the conditions described herein), or (b) materially and adversely affect, or in the future may materially and adversely affect, the Assets or the ability or prospects of Purchaser to operate the Restaurant in a manner similar to that presently conducted by Seller, or the ability of Purchaser to utilize the Assets in the manner in which they are presently utilized.

                          (iii)   Seller owns and operates the businesses at
the Restaurant and there are no existing tenancies, leases or subleases on any of the Real Properties, except as expressly provided herein and as are to be transferred to Purchaser pursuant hereto.

                          (iv)    To the best knowledge of Seller, Seller has
delivered to Purchaser a true, correct and complete copy of the Lease. To the best knowledge of Seller, there are no other agreements, modifications or amendments thereto entered into by, and binding on, Seller, other than as contained in the Lease.

                          (v)     The Lease is in full force and effect, the
rent and all amounts due thereunder are paid current. To the best knowledge of Seller, Seller is not in material default under any of the terms of the Lease relating to the period of time it has owned and operated the Restaurant.
Seller has received no written notice of lessee's default under the Lease which has not been cured by Seller.

                          (vi)    Except as otherwise provided in Schedule 11C,
Seller is not in default in any respect under any executive, legislative, judicial, administrative or private (such as arbitration) ruling, order, writ, injunction or decree with respect to or affecting its Restaurant.





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                          (vii)   The Restaurant has in it at least the items
of Equipment determined by Seller in its reasonable judgment as appropriate for such type of restaurant.

                          (viii)  All unfilled purchase and sales orders and
all other commitments for purchases and sales made by Seller with respect to the Restaurant were made in the usual and ordinary course of Seller's business in accordance with, and subject to normal industry practice.

                          (ix)    Seller owns good and marketable title to the
Assets (other than the Leasehold), free and clear of any and all mortgages, liens, claims, security interests and encumbrances, other than the lien for current personal property taxes, if any (and not included in real property taxes), not yet delinquent. Except as to the equipment subject to the Equipment Leases, none of the Operations Assets is held under a lease, security agreement, conditional sales contract or other title retention agreement.

                          (x)     Except as otherwise expressly provided in
this Agreement, Purchaser shall have no obligation with regard to any employees of Seller or the funding of any benefit plans or programs related to Seller's employees related to the period of time prior to the Closing Date. As of the Closing Date, all amounts required to be withheld by Seller from employees employed in the Restaurant will have been properly withheld and deposited and all contributions required to be paid by Seller in respect of employees employed in the Restaurant will have been paid in accordance with the applicable provisions of federal, state and local law regarding income tax withholding and social security, workers' compensation, unemployment compensation or similar taxes or contributions. All wages, overtime pay, bonuses (except as provided in Section 16





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hereof) and other compensation due employees through the date prior to the
Closing Date will have been paid to all employees on or prior to the Closing
Date.

                          (xi)    Except as set forth on Schedule 11B attached
hereto, Seller has not received any notice of any pending or proposed zoning or use changes or road construction projects which would materially and adversely affect the current use or operation of the Restaurant.

                          (xii)   Except as set forth on Schedule 11C attached
hereto, Seller has not been served and has not been notified of any actual or threatened lawsuit, legal proceeding or governmental investigation which would materially and adversely affect the operation of the Restaurant.

                          (xiii)  Except as set forth on Schedule 11D attached
hereto, Seller has not received any presently effective written notice of violation of any health and safety regulations applicable to the Restaurant.

                          (xiv)   Except as set forth on Schedule 11E attached
hereto, since November 14, 1997 there has been no material adverse change to the performance or business at the Restaurant.

                          (xv)    To the best of Seller's knowledge, except as
set forth in Schedule 11F, neither Seller nor the property subject to the Leasehold is in violation of any federal, state or local law, ordinance or regulation relating to Hazardous Substances. Neither Seller nor, to the best of Seller's knowledge, any third party has at any time used, stored, released or disposed of on, under, or about the property subject to the Leasehold, or transported from or to such property, any Hazardous Substances in violation of any applicable law, ordinance or regulation, or which require any remedial





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action. There is no proceeding or inquiry, either pending or to the best of
Seller's knowledge threatened, by any governmental authority (including, without limitation, the U.S. Environmental Protection Agency or any State agency with jurisdiction over the property subject to the Leasehold) with respect to the presence of Hazardous Substances on the property subject to the Leasehold, the use of Hazardous Substances in the Restaurant or the migration of Hazardous Substances from the property subject to the Leasehold to other property or to the property subject to the Leasehold from other property. For purposes of this Agreement, "Hazardous Substances" will include but not be limited to substances that are toxic, corrosive, inflammable or ignitable; any flammable explosives, asbestos, radioactive materials, hazardous wastes, toxic substances, biological wastes, or related injurious materials, whether injurious by themselves or in combination with other materials; and substances defined as "hazardous materials" or "toxic substances" in the Acts at 15 U.S.C. Sections 2601, et seq., 33 U.S.C. Sections 1251, et seq., 42 U.S.C. Sections 6901, et seq. (the Resource Conservation and Recovery Act), 42 U.S.C. Sections 7401, et seq. (the Comprehensive Environmental Response, Compensation and Liability Act of 1980), 49 U.S.C. Sections 1801, et seq., and the regulations and publications adopted and promulgated pursuant to such statutes.

                          (xvi)   Nothing in this Agreement or in any
schedules, exhibits or documents delivered (or to be delivered prior to Closing) contains (or for subsequently delivered documents, if any, will contain) any untrue statements of material fact.

                          (xvii)  Seller will duly and timely file, and pay any
and all amounts due, under all federal, state and local tax returns required to be filed by it with respect to the Restaurant and any income, sales or other activity related thereto accruing or attributable to periods prior to the Closing Date.

         12.     COVENANTS OF SELLER.

                 12.1. Between the date of the Confidentiality Letter (as that term is hereinafter defined) and the Closing Date, Seller shall:

                          (i)     except for its acts in the performance of
this Agreement, carry on Seller's business in substantially the same manner as it has heretofore;

                          (ii)    maintain the Assets in their current
condition, subject to ordinary wear and tear; and

                          (iii)   pay, discharge and be solely responsible
through the Closing Date for all obligations incurred in connection with the operation of the Restaurant.

                          (iv)    except in the ordinary course of business,
not sell, lease or otherwise dispose of any Asset without Purchaser's prior written consent.

                 12.2.    At the request of Purchaser given not less than five
(5) business days prior to the scheduled Closing, Seller shall permanently close the Restaurant as of the Closing Date, and terminate Seller's employees (subject to the provisions of Section 16 of this Agreement) and all Excluded Agreements, each as of the Closing Date. Notwithstanding the foregoing, Purchaser shall be responsible for de-identifying the Restaurant following the Closing. Subject to the foregoing, the terms of Section 12.1 (i) shall govern Seller's operation of the Restaurant.

                 12.3. Seller shall cooperate with Purchaser in transferring Seller's interest in the Liquor License for the Restaurant to Purchaser.
Seller will not transfer or agree to transfer Seller's interest in the Liquor Licenses for the Restaurant to anyone but Purchaser.

                 12.4. Seller shall terminate all Excluded Agreements to the extent they relate to the Restaurant, as of the Closing Date.

                 12.5. On or prior to the Closing Date, Seller shall duly pay and remit all sales and use and other tax liabilities of Seller relating to the Restaurant accruing before the Closing Date.

         13.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.

                 13.1. To induce Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date:

                          (i)     Purchaser is a corporation duly formed and
validly existing under the laws of the State of California, in good standing and has full power and authority to execute, deliver and perform this Agreement. This Agreement and all other documents and instruments executed and delivered by Purchaser pursuant to this Agreement are the legal and binding obligation of Purchaser and are enforceable against Purchaser in accordance with their terms.

                          (ii)    Purchaser's execution and delivery of this
Agreement, its consummation of the transactions hereby contemplated, and its fulfillment of the terms hereof, will not violate any material provision or result in the material breach of any term or provision of, or constitute a material breach under, or materially conflict with, or cause the acceleration of any obligation under, any material agreement or contract to which Purchaser or any shareholder of Purchaser is a party or by which Purchaser or any such shareholder is or may be bound, or any judgment, decree, order or award of any court or governmental body, or any applicable law, rule or regulation.

                          (iii)   Purchaser is aware of no facts or conditions
which would disqualify Purchaser or any of its shareholders, directors or shareholders from ownership or control of a liquor license for the Restaurant.

                 13.2. Subject to Seller's obligations under Section 12.2 above, Purchaser is solely responsible for, and hereby covenants and agrees to promptly and diligently proceed with all that is required relating to, completing, submitting and processing any and all applications (including posting of financial assurances and completing background criminal checks) with local and State authorities for the transfer of the Liquor License, or the issuance of a new liquor license, effective as of the Closing, to Purchaser as to the Restaurant. Purchaser will diligently and timely process any and all applications at its sole cost and expense.

         14. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; LIMITATION ON SELLER'S LIABILITY.

                 14.1. All representations and warranties, and any covenants that by their terms are stated by the terms of this Agreement to survive the Closing, made by each party shall survive the Closing for the benefit of the other party, to the fullest extent permitted by law. Notwithstanding anything to the contrary in the foregoing, the representations and warranties of Seller set forth in this Agreement shall survive the Closing only for a period of one year from the Closing Date, and shall terminate and be of no further force or effect from and after the one year anniversary of the Closing Date (the "Outside Closing Date"). Any action or proceeding with respect to the truth, accuracy or completeness of any representation or warranties of Seller must be commenced, if at all, prior to the Outside Closing Date and, if not commenced on or before such date, shall be void and of no force or effect.

                 14.2. Notwithstanding anything to the contrary in Section 14.1, except for Excluded Claims, as to which the "Cap" (as that term is hereinafter defined) shall not apply, Seller shall not be responsible for, and in no event shall Seller's liability for any claim brought by Purchaser under this Agreement exceed, in the aggregate, the amount of Three Hundred Thousand Dollars ($300,000), less any amount for which Seller has sought recovery for a breach of a representation or warranty under that certain Agreement of Purchase and Sale of Assets and Licenses dated February __, 1998 (the difference of said dollar amounts being referred to herein as the "Cap"); provided, however, the Cap shall not be applicable to, and except as otherwise provided in Section 14.1, there shall be no limitation on Seller's liability for any of the following ("Excluded Claims"):

                  (i)     any claim based on fraud or willful misconduct of

Seller or any of its employees; and

                  (ii)    any claim under Section 17 of this Agreement.

         15. FIRE OR OTHER CASUALTY. In the event of destruction, loss or damage to the Assets due to fire, storm, flood or other casualty prior to the Closing Date, Seller shall promptly repair or replace such Assets prior to the Closing Date, or at Seller's election, it may at the Closing pay to Purchaser the amount reasonably necessary to effect such repair or replacement; provided, however, in the event the Restaurant suffers damage which would likely keep the Restaurant closed for business for more than thirty days after the Closing, then Purchaser may cancel this Agreement, in which event the charges of the Escrow Agent shall be paid one-half each by the parties, the Earnest Money Deposit shall be returned to Purchaser, and each party shall by responsible for its own costs and expenses.

         16. SELLER'S EMPLOYEES. Each individual employed at the Restaurant will have his or her employment, wages and benefits terminated by Seller effective as of the close of business on the Closing Date and be fully compensated with all monetary and other benefits accrued by him or her up to such termination. Seller shall be solely liable and responsible for all accrued salary, vacation, severance and other compensation payable up to the Closing; provided, however, if any employee is entitled to a salary, wage or earnings cash "bonus" (provided the terms thereof has been reduced to writing and disclosed to Purchaser) to be paid at a time after the Closing (an "Accrued Employee Bonus"), and such employee continues as an employee of Purchaser under the terms of this Section 16 (a "Continuing Employee"), the Accrued Employee Bonus shall be allocated between Seller and Purchaser as of the Closing Date based on the period of time covered by the Accrued Employee Bonus. Seller makes no warranty express or implied with respect to the qualifications or character of any such individual at the Restaurant. Purchaser shall tender offers of employment (at will or otherwise) to each of such individuals employed in a non-exempt status at the Restaurant, such employment to commence on the date immediately after the Closing Date; provided, however, in the event Purchaser in its sole discretion determines that one or more of such individuals is not qualified for hire by Purchaser, Purchaser shall in no way be obligated to tender employment to same, and Purchaser shall immediately inform Seller of the name of each such individual and the basis for Purchaser's determination.

         17. INDEMNIFICATION BY SELLER. Seller shall indemnify, defend and hold harmless Purchaser, its officers, directors, employees, members, managers and shareholders for, by, from, against and in respect of any third party claim, liability, obligation, loss, damage, cost or expense not expressly assumed by Purchaser hereunder and arising from the acts or omissions of Seller and its agents or employees arising from the operation of the Restaurant by any of them from the date Seller acquired the Restaurant and through the Closing Date, including, without limitation, any and all actions, suits, proceedings, demands, assessments, reasonable expense and costs, including arbitration and court costs and reasonable attorneys' fees, incident to any of the foregoing. This covenant by Seller to indemnify, defend and hold harmless Purchaser shall survive the Closing, and shall not be subject to the limitation contained in
Section 14.1 of this Agreement.

         18. INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify, defend and hold harmless Seller for, by, from, against and in respect of any third party claim, liability, obligation, loss, damage, cost and expense arising from the acts or omissions of Purchaser and its agents or employees arising from the operation of the Restaurant by any of them after the Closing Date, including, without limitation, any and all actions, suits, proceedings, demands, assessments, reasonable expenses and costs, including arbitration and court costs and reasonable attorney's fees, incident to any of the foregoing. Notwithstanding anything in the foregoing to the contrary, Purchaser's indemnity obligation, if any, with respect to the Intellectual Property is excluded from this paragraph and is governed solely by the terms of the separate Intellectual Property License granted to Purchaser for the Restaurant on the Effective Date. This covenant by to indemnify, defend and hold harmless Seller shall survive the Closing.

         19. DEFAULT AND REMEDIES. Should this Agreement fail to close by reason of a material breach or default by Seller, Purchaser may pursue any and all remedies provided by law; provided, however, except for Seller's liability for damages attributable to the out-of-pocket costs and expenses incurred by Purchaser in the evaluation, inspection and investigation of the Restaurant, the Leasehold and the other Assets, and except for each party's liability to Purchaser for the legal fees incurred by Purchaser in the negotiation of this Agreement, Seller shall not be responsible to the other for any consequential damages suffered or incurred by the Purchaser as a result or the consequence of the breach or default of this Agreement by Seller. Should this Agreement fail to close by reason of a material breach or default by Purchaser, Seller's sole remedy shall be as provided in Section 4.3 of this Agreement.

         20. BROKER'S FEES. Each party hereby represents and warrants to the other parties that the warranting party has not incurred any obligation to compensate any broker or such other such party for any commission, finder's fee, broker's fee or other similar fee as a result of any of the transactions contemplated herein. Purchaser indemnify, defend and hold harmless Seller from and against any and all claims, losses, liabilities, or expenses which may be asserted against Seller by any finder, broker, or other person claiming any fee or commission by reason of services alleged to have been rendered at the instance of Purchaser in respect to the transactions contemplated by this Agreement. Likewise, Seller shall indemnify, defend and hold harmless Purchaser from and against any and all claims, losses, liabilities, or expenses which may be asserted against Purchaser by any finder, broker or other person claiming any fee or commission by reason of services alleged to have been rendered at the instance of Seller in respect to the transactions contemplated by this Agreement.

         21. NOTICES. All notices to be given hereunder shall be in writing and shall be deemed given when first received or tendered during normal business hours for the locale of the addressee at the appropriate address set forth below, or other address as one party may hereafter provide to the other with not less than three (3) business days' notice.

IF TO SELLER                                 IF TO PURCHASER:

EATERIES, INC.
3240 West Britton Road, Suite 202            CHEVYS, INC.
Oklahoma City, OK 73120                      631 Howard, Suite 400
Attn.: Mr. Vincent Orza                      San Francisco, CA 94105
President                                    Attn.:  Mr. William Schrader
                                             Vice President
                                             Chief Development Officer

         22. WAIVER. No waiver by either party of any breach or default shall be deemed a waiver of any subsequent or other breach or default. A party to this Agreement may waive a provision of this Agreement only by written notice to the other party.

         23. CAPTIONS. Captions and paragraph headings used herein are for convenience only and shall not be deemed relevant in construing this Agreement.

         24. GENDER. Whenever any word is used in the Agreement in one gender, it shall also be construed as being used in the other genders, and singular usage shall include the plural and vice versa, all as the context shall require.

         25. EXHIBITS. All exhibits and schedules expressly referenced herein are hereby incorporated by reference into and made a part of this Agreement.

         26. COUNTERPARTS. This Agreement may be executed in any number of counterparts; each such counterpart, when executed by all parties, shall be deemed to constitute one and the same instrument and shall be deemed an original hereof.

         27. SEVERABILITY. If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed deleted from this Agreement, the remaining portions of the Agreement shall remain in full force and effect and the deleted portion shall be replaced with valid and enforceable language which in the arbiter's judgment most closely reflects the parties' original intent.

         28. COSTS AND EXPENSES. Each party shall pay its own legal fees and costs incurred in connection with the negotiation, preparation and consummation of this Agreement.

         29. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors in interest and assigns. This Agreement shall not, however, be assignable or transferable in whole or in part, by any party hereto except upon the express prior written consent of the other party, except that Seller may assign its interest in this Agreement to any of its affiliates, so long as such assignment does not relieve Seller of any of its liabilities to Purchaser. Nothing contained in this Agreement is intended to confer upon any person, other than the parties hereto and their respective heirs, successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement.

         30. ADDITIONAL ACTS AND DOCUMENTS. Each party hereto shall do all such things and take all such actions to make, execute and deliver such other documents and instruments, as shall be reasonably requested to carry out the provisions, intent and purpose of this Agreement. Without limiting the generality of the foregoing, Seller shall execute, acknowledge and deliver any further deeds, assignments, conveyances and instruments of transfer reasonably requested by Purchaser and take any other action consistent with the terms of this Agreement that may be reasonably requested by Purchaser for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser, or reducing to possession, any or all of the Assets to be conveyed and transferred by this Agreement.

         31. TIME. Time is of the essence of this Agreement and each and every provision hereof.

         32. GOVERNING LAW. This Agreement shall be deemed to be made under, construed in accordance with, and governed by, the laws of the State of Oklahoma.

         33. ENTIRE AGREEMENT. This Agreement, together with the ancillary documents expressly referenced herein, and that certain letter agreement between the parties dated January 23 1998 (the "Confidentiality Letter"), represents the entire agreement of the parties with respect to the purchase and sale described herein, and all agreements pertaining to such purchase and sale entered into prior hereto (other than the Confidentiality Letter) are revoked and superseded by this Agreement. No representations, warranties, inducements or oral agreements with respect thereto have been made by any of the parties except as expressly set forth herein, or in other contemporaneous written agreements. Except as expressly provided otherwise herein, this Agreement may not be changed, modified or rescinded except in writing, signed by all parties hereto, and any attempt at oral modifications of this Agreement shall be void and of no effect.

         34. CONFIDENTIALITY AND PRESS RELEASES. Except as required by law, each party hereto shall keep all of the terms and provisions of this Agreement in strictest confidence for five years, or until every party has expressly agreed otherwise. No party shall release any specific information pertaining to this transaction to the media until every other party hereto has expressly agreed to such release.

         35. ATTORNEYS' FEES. In the event of any dispute arising hereunder, the prevailing party in litigation or arbitration, inclusive of any appeals, shall be entitled to recover attorneys' fees and costs, court costs, arbitration costs and costs of discovery incurred in connection therewith.

                 IN WITNESS WHEREOF, the parties hereto through their duly authorized signatories have caused this Agreement to be executed and delivered on the date first above written.

SELLER:                                PURCHASER:

EATERIES, INC.,                        CHEVYS, INC.,
an Oklahoma corporation                a California corporation


By:                                    By:
   --------------------------------       ------------------------------
Its:                                   Its:
    -------------------------------        -----------------------------


By:                                    By:
   --------------------------------       ------------------------------
Its:                                   Its:
    -------------------------------        -----------------------------

State of _________________________)
                                  ) ss.
County of ________________________)


         On ______________, 1998 before me, _____________________________, a
Notary Public, personally appeared ___________________________, personally known to me or proved to me, on the basis of satisfactory evidence, to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.



                                        ----------------------------------------
                                        Notary Public





State of _________________________)
                                  ) ss.
County of ________________________)


         On ______________, 1998 before me, _____________________________, a
Notary Public, personally appeared ___________________________, personally known to me or proved to me, on the basis of satisfactory evidence, to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.



                                        ----------------------------------------
                                        Notary Public

                         LIST OF EXHIBITS AND SCHEDULES


EXHIBITS
--------
A             RESTAURANT LOCATIONS

B             INTENTIONALLY OMITTED

C             INTENTIONALLY OMITTED

D             ASSIGNMENT OF LEASE

E             INTENTIONALLY OMITTED

F             INTENTIONALLY OMITTED

G             INTENTIONALLY OMITTED

H             BILL OF SALE


SCHEDULES
---------
1             DESCRIPTION OF LEASE

2             PROPERTY SUBJECT TO EQUIPMENT LEASES AND EXCLUDED ASSETS

3             INTENTIONALLY OMITTED

4             MATERIAL CONTRACTS

5             ALLOCATION OF PURCHASE PRICE

11A           INTENTIONALLY OMITTED

11B           ZONING AND LAND USE CHANGES

11C           LITIGATION AND OTHER PROCEEDINGS

11D           HEALTH AND SAFETY REGULATIONS VIOLATIONS

11E           MATERIAL ADVERSE CHANGES IN RESTAURANT

11F           HAZARDOUS MATERIALS

                         OMITTED SCHEDULES AND EXHIBITS

         All schedules and exhibits to the Agreement for Purchase and Sale of Assets and Licenses have been omitted from this Report on Form 8-K. The following is a list of such schedules and exhibits. Eateries will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

         Exhibit or
         Schedule                          Brief Description of Contents
         ----------                        -----------------------------
         A                                 Restaurant Locations
         B                                 [Intentionally Omitted]
         C                                 Trademark Assignment
         D                                 Assignment of Lease
         E                                 Intellectual Property License
         F                                 Limited Warranty Deed
         G                                 [Intentionally Omitted]
         H                                 Bill of Sale and Assignment and Assumption Agreement
         1                                 Description of Lease
         2                                 Property Subject to Equipment Leases and Excluded Assets
         3                                 [Intentionally Omitted]
         4                                 Material Contracts
         5                                 Allocation of Purchase Price
         11A                               Intellectual Property
         11B                               Zoning and Land Use Proceedings
         11C                               Litigation and Other Proceedings
         11D                               Health and Safety Regulations Violations
         11E                               Material Adverse Changes in Restaurants
         11F                               Hazardous Materials